Exhibit 99
[LOGO]	News Release
FOR IMMEDIATE RELEASE	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
CONTACT:	Barbara E. Briick (630) 875-7459 www.firstmidwest.com
TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANCORP INCREASES QUARTERLY CASH DIVIDEND 12% TO $0.19

ITASCA, IL, NOVEMBER 21, 2002 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced an increase in the quarterly cash dividend on its common stock. The new quarterly cash dividend of $0.19 per share, up 12% from the previous $0.17 will be payable on January 21, 2003 to shareholders of record on December 27, 2002.

"Our solid performance in 2002 has enabled us to continue to share the Company's success with shareholders in the form of the increased dividend," stated John M. O'Meara, President and soon to be CEO of First Midwest. The increase in the quarterly dividend indicates a new annual rate of $0.76 per share and represents the eleventh increase in cash dividends declared in the past ten years. First Midwest has paid dividends every quarter since its formation in 1983.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through some 70 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, diluted earnings per share growth rates for 2002, and dividends to shareholders, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "can", "will", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, conditions of the securities markets, prepayment speeds, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, legislation or regulatory requirements, changes in accounting principals, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

# # #

2